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                                                                    Exhibit 14.1

(FORTUNE DIVERSIFIED INDUSTRIES, INC. LOGO)
             STOCK SYMBOL: FFI

               FORTUNE DIVERSIFIED INDUSTRIES, INC. CODE OF ETHICS

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
Introduction................................................................   2

1.  Honest and Ethical Behavior.............................................   2

2.  Conflicts of Interest...................................................   3

3.  Compliance with Laws....................................................   3

4.  Insider Trading.........................................................   4

5.  Misrepresentation.......................................................   4

6.  Accounting and Auditing Matters.........................................   5

7.  Accountability for Compliance...........................................   5

8.  Waivers.................................................................   6

9.  Violations..............................................................   6

10. Reporting and Retention of Complaints and Investigations................   6
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INTRODUCTION

Fortune Diversified Industries, Inc. and its subsidiaries (the "Company") and its directors, officers and employees have committed to conduct business throughout the world in accordance with the highest ethical standards. This code of ethics (the "Code") sets out the principles to which all directors, officers and employees of the Company are expected to adhere and advocate in meeting these standards. The Board of Directors of the Company has adopted this Code to promote the following: honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; compliance with applicable governmental laws, rules and regulations; compliance with the Company's insider trading policy; full, fair, accurate, timely and understandable disclosure of the Company's financial results in accordance with applicable disclosure standards, including, where appropriate, standards of materiality; deterrence of wrongdoing; and prompt internal reporting of breaches of, and accountability for adherence to, the Code.

THIS CODE OF BUSINESS CONDUCT COVERS A WIDE RANGE OF BUSINESS PRACTICES AND PROCEDURES. IT DOES NOT COVER EVERY ISSUE THAT MAY ARISE, BUT IS SETS OUT BASIC PRINCIPLES TO GUIDE ALL EMPLOYEES OF THE COMPANY. OTHER POLICIES AND PROCEDURES OF FORTUNE DIVERSIFIED INDUSTRIES, INC. AND ITS SUBSIDIARIES PROVIDE DETAILS PERTINENT TO MANY OF THE PROVISIONS OF THE CODE AND THUS EMPLOYEES ARE EXPECTED TO BE AWARE OF, AND TO ACT IN ACCORDANCE WITH, BOTH THIS CODE AND SUCH OTHER POLICIES AND PROCEDURES AT ALL TIMES.

This Code may be amended only by resolution of the Company's board of directors.

HONEST AND ETHICAL CONDUCT

Company directors, officers and employees have an obligation to promote the best interests of the Company at all times and exhibit and promote the highest standards of honest and ethical conduct. Specifically, each director, officer and employee must:

1) Act with integrity, including being honest and candid while still maintaining the confidentiality of Company information where required or in the Company's interests;

2) Adhere to a high standard of business ethics and not seek competitive advantage through unlawful or unethical business practices;

3) Avoid conflicts of interest wherever possible;

4) Observe, fully, applicable governmental laws, rules and regulations; and

5) Comply with the requirements of applicable accounting and auditing standards and Company policies in the maintenance of a high standard of accuracy and completeness in the Company's financial records


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CONFLICTS OF INTEREST

A conflict of interest arises any time a director, officer or employee's personal interests or activities may influence his or her ability to act in the best interests of the Company. Similarly, a conflict of interest exists when the director, officer or employee's loyalties or actions are divided between the Company's interests and the interest of another person or organization such as a competitor, supplier, customer, service provider or business partner. Directors, officers or employees are also expected to avoid the potential for and appearance of a conflict of interest. Anything that would be a conflict for a director, officer or employee will also be a conflict if it is related to a member of his or her family or a close relative. While if is not feasible to list all possible conflicts of interest, common examples of conflict of interest situations, if material, include the following:

1) Any significant ownership interest in any supplier or customer;

2) Any consulting or employment relationship with any customer, supplier or competitor;

3) Any outside business activity that detracts from an individual's ability to devote appropriate time and attention to his or her responsibilities with the Company;

4) The receipt of any money, non-nominal gifts or excessive entertainment from any company with which the Company has current or prospective business dealings. No one may accept anything of value in exchange for referral of third parties to any such person or business organization.

5) You may not offer, give, solicit or receive bribes or kickbacks. Under some statutes, such as the Foreign Corrupt Practices Act, these are criminal actions that can lead to prosecution.

6) Using proprietary or confidential Company information for personal gain or to the Company's detriment

Directors, officers and employees must also avoid apparent conflicts of interest, which occur where a reasonable observer might assume there is a conflict of interest and, therefore, a loss of objectivity in their dealings on behalf of the Company.

COMPLIANCE WITH LAWS

It is the Company's policy to comply with all applicable governmental laws, rules and regulations. It is the personal responsibility of each director, officer and employee to adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to accounting and auditing matters.


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Directors, officers and employees of the Company must respect and follow the laws and regulations of the municipalities and countries in which the Company conducts business. If a law conflicts with a policy in the Code, directors, officers and employees must comply with the law; however, if a local custom or policy conflicts with this Code, officers, directors and employees must comply with the Code.

INSIDER TRADING

Employees, officers or directors who have access to non-public material information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. The term "trade" includes all securities transactions in the open market, and includes transactions in Company plans. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also is a violation of federal securities laws and can result in civil and criminal penalties. Non-public, material information includes, but is not limited to: significant new product/service developments, sales and earnings reports or projections, major contracts with customers or suppliers, plans for stock splits or buy backs and potential acquisitions or mergers. Such non-public material information in the case of another company would also include knowledge that the other company may enter into or is negotiating for a contract important to it for the sale of property, goods or services to or by the Company. In these instances where you have such information, you must refrain from buying or selling or encouraging others to buy or sell the Company's securities or securities of another company, as the case may be, until the information has been disclosed to the general public.

Officers and directors of the Company are reminded that they are subject to additional obligations and to certain reporting requirements under federal securities laws, which are beyond the scope of, and are not discussed in, this Code.

MISREPRESENTATION

The Company strives to ensure that the contents of and the disclosures in the reports and documents that the Company files with the Securities and Exchange Commission and other public communications are full, fair, accurate, timely and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate.

Each officer, director and employee must not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's independent auditors, governmental regulators, self-regulating organizations and other governmental officials, as appropriate.


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ACCOUNTING AND AUDITING MATTERS

Any employee of Fortune Diversified Industries, Inc. and its subsidiaries (the "Company") may submit a good faith complaint regarding accounting or auditing matters to the management of the Company without fear of dismissal or retaliation of any kind. The Company is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and auditing practices. The Company's Audit Committee of the board of directors will oversee treatment of employee concerns in this area.

Questionable accounting or auditing matters, include, without limitation, the following:

     - fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company;

     - fraud or deliberate error in the recording and maintaining of financial records of the Company;

     - deficiencies in or noncompliance with the Company's internal accounting controls;

     - misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Company; or

     - deviation from full and fair reporting of the Company's financial condition.

ACCOUNTABILITY FOR COMPLIANCE WITH THE CODE OF ETHICS

All employees should be alert and sensitive to situations that may violate this Code. Employees who believe that their own conduct or the conduct of others are or may be in violation of this Code are strongly encouraged to report their concerns. If you suspect that a violation of the law or the Code has taken place or may take place, keep the following guidelines in mind:

- Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

- Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

- Clarify your responsibility and role. In most situations, there is shared responsibility. Generally, concerns should first be raised with immediate supervisors who may be able to provide valuable insights or perspectives pertaining to the conduct in question.

- Failure to make a report regarding a violation of this Code or law is a violation of these Code standards and may subject you to disciplinary action up to and including


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termination. You have a right, and at times a legal obligation to call the
Company's attention to situations in which the law or the Code standards have been breached.

- You may report violations in confidence and without fear of retaliation. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations. To submit a report, follow the procedures on page 7, under

WAIVERS

Any waiver of this Code for directors, officers or employees may be made only by the Audit Committee of the Board of Directors and will be promptly disclosed as required by law.

VIOLATIONS

Directors, officers or employees who violate this Code will be subject to discipline up to and including termination. It is important to note that discipline also may be imposed upon any supervisory employee whose lack of supervision, diligence or awareness of the provisions of this Code directly or indirectly contributed to such violation, who fail to respond appropriately to a report of a possible violation, or who fails to cooperate with any investigation of a reported possible violation.

All material violations of this Policy or matters involving financial or legal misconduct will be reported to the Audit Committee of the Board of Directors on at least a quarterly basis or more frequently depending upon the level of severity of the violation.

REPORTING AND RETENTION OF COMPLAINTS AND INVESTIGATIONS

All employees, officers and directors should report violations of laws, regulations, rules or this Code. If you are concerned that someone has violated or may violate any law or Code standard, you may report these concerns to the Company's CFO. If you have any concerns regarding questionable accounting, auditing or disclosure practices of the Company, you may report these concerns directly to the Company's Audit Committee. You may submit those concerns to the CFO or Audit Committee as follows:

     - To report a confidential and anonymous complaint via the web visit https:// ffi.silentwhisle.com or www.silentwhistle.com and follow the instructions on the website.

     - To report a confidential and anonymous complaint via the telephone call (877) 874-8416. Phone service is available nationwide 24 hours per day, 365 days per year.

     - To report a confidential and anonymous complaint via letter please write Fortune Diversified Industries, Inc., 6402 Corporate Drive, Indianapolis, IN 46278 ATTN: CFO or Audit Committee

     - The Audit Chairman and CFO will maintain a log of all complaints, tracking their receipt, investigation and resolution and shall prepare a periodic summary


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          report thereof for the Audit Committee. Copies of complaints and such log will be maintained in accordance with the Company's document retention policy.

     - The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding Accounting Matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002


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